AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2011

REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HECLA MINING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	77-0664171
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
(Address of principal executive offices)

HECLA MINING COMPANY CAPITAL ACCUMULATION PLAN
(Full title of the plan)

David C. Sienko
Vice President and General Counsel
Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
(208) 769-4100
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [X]  Accelerated filer [_]  Non-accelerated filer (Do not check if a smaller reporting company) [_]  Smaller reporting company [_]

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share(2)	price	registration fee
Common Stock, $0.25 par value	1,500,000	$7.18	$10,770,000	$1,250.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Hecla Mining Company Capital Accumulation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increased the number of the Registrant’s outstanding shares of common stock.

(2)
The Proposed Maximum Offering Price Per Share of $6.89 per share is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee and is based on the average of the high and low sales price of a share of Hecla Mining Company’s common stock as reported on the New York Stock Exchange on August 10, 2011 (within 5 business days prior to filing this Registration Statement).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,500,000 shares of the common stock, par value $0.25 per share (“Common Stock”), of Hecla Mining Company (the “Company”) that may be offered and sold under the Hecla Mining Company Capital Accumulation Plan (the “Plan”).

STATEMENT OF INCORPORATION BY REFERENCE

The contents of the Company’s previously filed (i) Registration Statement on Form S-8 (Registration No. 33-41833) filed with the Securities and Exchange Commission (the “Commission”) on July 24, 1991 and (ii) Registration Statement on Form S-8 (Registration No. 33-7833) filed with the Commission on or about August 7, 1986, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement and the Company's Current Report filed on Form 8-K/A (with respect to Item 5.07 only) filed with the SEC on August 16, 2011 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

(a)
The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 1-8491), filed with the SEC on February 25, 2011, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended (i) March 31, 2011 (File No. 1-8491), filed with the SEC on May 9, 2011 and (ii) June 30, 2011 (File No. 1-8491), filed with the SEC on August 9, 2011.

(c)
The Company’s Current Reports on Form 8-K, filed with the SEC on April 19, May 9, and June 14 (File Nos. 1-8491) and the Company's Current Report filed on Form 8-K/A (with respect to Item 5.07 only) filed with the SEC on August 16, 2011.

(d)
The description of the common stock contained in the Company’s Registration Statement on Form 8-B, dated May 6, 1983 (File No. 1-8491), filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, before the filing of a post-effective amendment that indicates all securities offered herein have been sold or that deregister all securities covered by this registration statement then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 5.  Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Plan is given by David C. Sienko, Vice President and General Counsel for the Company.  Mr. Sienko is employed by the Company, owns shares of the Company’s Common Stock and is eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

The Company is organized under the Delaware General Corporation Law (the “DGCL”) which empowers Delaware corporations to indemnify any director or officer, or former director or officer, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.  The DGCL also empowers Delaware corporations to provide similar indemnity to any director or officer, or former director or officer, for expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation, except in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  The DGCL further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding described above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person, in connection therewith; and (ii) indemnification and advancement of expenses provided for, by, or granted pursuant to, the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.  The DGCL permits a Delaware corporation to purchase and maintain on behalf of any director or officer, insurance against liabilities incurred in such capacities.  The DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.  The DGCL further permits a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Certificate of Incorporation and bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by Delaware law.  The Company’s Certificate of Incorporation also eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law.

In addition, the Company has entered into an Indemnification Agreement with each of its officers and directors, which states that if the officer or director that is a party to the agreement was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, any threatened, pending, or completed action, suit, or proceeding or any inquiry or investigation, whether conducted by the Company or any other party, by reason of (or arising in part out of) any event or occurrence related to the fact that the officer or director is or was a director, officer, employee, agent, or fiduciary of the Company or is or was serving at the Company’s request as a director, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise or by reason of anything done or not done by the officer or director that is a party to the agreement in any such capacity, the Company shall indemnify such officer or director to the fullest extent permitted by law against any and all attorneys’ fees and all other costs, expenses, and obligations paid or incurred in connection with investigating, defending, being a witness in, or participating in any claim described above, and judgments, fines, penalties, and amounts paid in settlement of any claim described above, provided that a member or members of the Company’s board of directors has not concluded upon review of the claim that the director or officer party to the agreement would not be permitted to be indemnified under applicable law. Prior to a change in control of the Company, as defined in the agreement, the director or officer who is a party to the agreement will not be entitled to indemnification in connection with any claim described above by such officer or director against the Company or any other director or officer of the Company except under certain circumstances.  In the event of a change in control of the Company, as defined in the agreement, other than a change in control which has been approved by a majority of the Company’s board of directors who were directors immediately prior to such change in control, then with respect to all matters thereafter rising concerning the rights of the director or officer party to the agreement to indemnity payments, the Company is required to seek legal advice only from special, independent counsel selected by such officer or director and approved by the Company.

The foregoing statements are subject to the detailed provisions of the DGCL and the Company’s certificate of incorporation, as amended, and the Company’s bylaws, as amended.

Item 8.  Exhibits.

4.1
Certificate of Incorporation of the Registrant as amended to date.  Filed as exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.2	Bylaws of the Registrant as amended to date. Filed as exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 6, 2007 (File No. 1-8491), and incorporated herein by reference.

4.3
Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant.  Filed as part of exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.4
Certificate of Designation, Preferences and Rights of Series B Cumulative Convertible Preferred Stock of the Registrant.  Filed as part of exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.5	Form of Series 1 Common Stock Purchase Warrant. Filed as exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 1-8491), and incorporated herein by reference.

4.6	Form of Series 3 Common Stock Purchase Warrant. Filed as exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on February 9, 2009 (File No. 1-8491), and incorporated herein by reference.

5.1	Opinion of David C. Sienko as to the legality of the securities being registered.*

23.1	Consent of BDO USA, LLP.*

23.2	Consent of counsel (included in Exhibit 5.1).*

24.1	Powers of Attorney (set forth on the signature page of this registration statement).*
________________________
                * Filed herewith

Item 9.  Undertakings.

(a) the undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on August 16, 2011.

HECLA MINING COMPANY

/s/ David C. Sienko
David C. Sienko Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints David C. Sienko, Michael L. Clary and James A. Sabala and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on August 16, 2011 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phillips S. Baker, Jr. Phillips S. Baker, Jr. President, CEO and Director (principal executive officer)	August 16, 2011 Date	/s/ Terry V. Rogers Terry V. Rogers Director	August 16, 2011 Date

/s/ James A. Sabala James A. Sabala Vice President and CFO (principal financial officer)	August 16, 2011 Date	/s/ George R. Nethercutt, Jr. George R. Nethercutt, Jr. Director	August 16, 2011 Date
/s/ Anthony P. Taylor Anthony P. Taylor Director	August 16, 2011 Date	/s/ John H. Bowles John H. Bowles Director	August 16, 2011 Date
/s/ Ted Crumley Ted Crumley Director	August 16, 2011 Date	/s/ Charles B. Stanley Charles B. Stanley Director	August 16, 2011 Date

INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS

4.1
Certificate of Incorporation of the Registrant as amended to date.  Filed as exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.2	Bylaws of the Registrant as amended to date. Filed as exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 6, 2007 (File No. 1-8491), and incorporated herein by reference.

4.3
Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant.  Filed as part of exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.4
Certificate of Designation, Preferences and Rights of Series B Cumulative Convertible Preferred Stock of the Registrant.  Filed as part of exhibit 3.1 to Registrant’s Form 10-Q for the quarter ended June 30, 2010 (File No. 1-8491), and incorporated herein by reference.

4.5	Form of Series 1 Common Stock Purchase Warrant. Filed as exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 1-8491), and incorporated herein by reference.

4.6	Form of Series 3 Common Stock Purchase Warrant. Filed as exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on February 9, 2009 (File No. 1-8491), and incorporated herein by reference.

5.1	Opinion of David C. Sienko as to the legality of the securities being registered.*

23.1	Consent of BDO USA, LLP.*

23.2	Consent of counsel (included in Exhibit 5.1).*

24.1	Powers of Attorney (set forth on the signature page of this registration statement).*
_________________
* Filed herewith